UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 26, 2007 (June 25, 2007)

BIOSPECIFICS TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-19879	11-3054851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Wilbur Street
Lynbrook, NY  11563
(Address of Principal Executive Office) (Zip Code)

516.593.7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OFDIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORYARRANGEMENTS OF CERTAIN OFFICERS

On June 25, 2007 the Board of Directors (the “Board”) of BioSpecifics Technologies Corp. (the “Company”) elected Toby Wegman to serve as a director of the third class of the Board to fill the vacancy created by the death of Edwin H. Wegman, the former CEO, Chairman and director of the third class of the Board.  Toby Wegman is the widow of the late Edwin Wegman.  The passing of Edwin Wegman was reported in the Company’s Current Report on Form 8-K that was filed on February 26, 2007.

Also on June 25, 2007, the Board approved an increase in the size of the Board from five to six directors by adding a second director to the third class of the Board and elected Dr. Mark Wegman to fill the vacancy created by such increase.  Dr. Wegman is Head of Computer Science at International Business Machines (IBM)  with a world wide responsibility for its 8 research laboratories.

On June 25, 2007, the Company granted to each newly elected director a nonqualified stock option to purchase 15,000 shares of the Company’s common stock.  The options were granted under the Company’s 2001 Stock Option Plan and will be governed by the terms and conditions of such plan and the Company’s standard form Stock Option Grant Notice and Letter Agreement.  The options vest at a rate of 1/12 per month, commencing on the date of grant, and on each successive anniversary date until 100% of the options are vested.  The options granted to Toby and Mark Wegman have an exercise price per share of $4.63, which is 100% of the fair market value on the date of grant and a term of ten years.

Each newly elected director also entered into the Company’s standard form Director Change of Control Agreement, the form of which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K that was filed on June 22, 2007.

There are no arrangements or understandings between the newly elected directors and any other persons pursuant to which they were selected as directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 26, 2007	BIOSPECIFICS TECHNOLOGIES CORP. —————————————————— (Registrant) /s/ Thomas L. Wegman
—————————————————— Thomas L. Wegman President